Exhibit 4.11

                          Winterstone Management, Inc.
                              10911 Petal Street
                                  Suite 105
                             Dallas, Texas 75238
                                (214) 503-0146
                              Fax (214) 503-8607



 October 15, 1999



 Mr. Ed Stefanko
 Performance Interconnect Corp.
 10501 FM 720 East
 Frisco, TX 75035

 Dear Mr. Stefanko:

 The purpose of this letter is to memorialize our agreement with respect to certain financial arrangements provided through our firm.

 From July 1, 1999 to October 15, 1999 our firm has ranged net advances to Performance Interconnect Corp ("PLC") of $838,682.46. As of October 15, 1999, the accrued interest on these advances is $22,295.42, bringing the balance due to $860,977.88.

 You agree to pay this balance as follows:

 1. Assumption of full liability for all payments on a note payable by Winterstone Management Inc. ("WMI") to Zion Capital Inc. dated September 30, 1999 in the original principal balance of $250,000.00. The assumption of this note shall be credited against $241,500.00 of the advances, reflecting the loan costs of $8,500.00 paid by WMI.

 2. The balance of the advances shall be paid by delivery and payment of a promissory note from PLC to Nations Investment Corp Ltd. in the amount of $619,477.88.

 Mr. Ed Stefanko
 October 18, 1999

 Page 2




 In addition, the $555,867.00 note dated June 30, 1999 payable to WMI from PLC has also been assigned to Nations Investment Corp. A replacement note must be signed.

 Please evidence your agreement below.


 Sincerely,


 /s/
 D. Ronald Allen


 AGREED AND ACCEPTED:
 Perfomance Interconnect Corp.

 /s/
 ----------------------
 Ed Stefanko, President